Exhibit 99.1

Information Analysis Inc Releases 2020 Results

Company continues profitable growth

FAIRFAX, VA, February 17, 2021 – Information Analysis Incorporated (OTCQB: IAIC) today released its results for its fourth quarter and year ended December 31, 2020.

For the year ended December 31, 2020, revenues were $13,903,000, an increase of $3,738,000, or 37%, over its 2019 revenues of $10,165,000. Net income was $413,000 in 2020 versus a net loss of ($717,000) in 2019, a difference of $1,130,000. Basic and diluted earnings per share were $0.04 and $0.03, respectively, for 2020, versus basic and diluted net loss per share of ($0.06) in 2019.

The improvement in 2020 was primarily attributable to our performance in the fourth quarter of 2020. Fourth quarter 2020 revenues were $3,099,000, an increase of $1,000,000, or 48%, over its 2019 fourth quarter revenues of $2,099,000. Net income was $360,000 versus a net loss of ($139,000) for the same period in 2019, a difference of $499,000.

“We significantly accelerated our business in 2020, delivering our highest annual revenues since the mid-1990’s, while expanding gross margin and increasing net income,” said Stan Reese, IAI’s CEO. “Our 2021 financial outlook highlights the strength of our services and product portfolios and robust demand for modernizing mainframe applications, particularly in the federal government. We are excited about the opportunities ahead and very confident in our long-term strategy as we continue executing our vision for both the services and products roadmaps.”

“Our earnings and cash flow are solid, we are upgrading and updating our business development processes, and we are bringing much-needed communication, value and, in light of being traded on the OTCQB Market, greater liquidity to our shareholders. Without losing focus on our core competencies and strategic relationships, we are actively making strides towards such targeted high-growth fields such as cyber security and cloud services.”

With consideration for the investments IAI is making in progressing toward its business plan, and making allowances for unknowns such as the effects of COVID-19, IAI is projecting net income for 2021 of between $1.1 million and $1.2 million.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2019 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Matt Sands, CFO

msands@infoa.com

(703) 293-7925

Information Analysis Incorporated

Statements of Operations

(unaudited, except where indicated)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
				(audited)
Revenues
Professional fees	$2,174	$831	$5,527	$3,244
Software sales	925	1,268	8,376	6,921
Total revenues	3,099	2,099	13,903	10,165

Cost of revenues
Cost of professional fees	1,334	536	3,566	1,981
Cost of software sales	838	1,227	8,128	6,784
Total cost of revenues	2,172	1,763	11,694	8,765

Gross profit	927	336	2,209	1,400

Selling, general, and administrative expenses	454	394	1,504	1,875
Commission expense	114	83	293	253

Income (loss) from operations	359	(141)	412	(728)

Other income, net	1	2	1	11

Income before provision for Income taxes	$360	$(139)	$413	$(717)

Net income (loss)	$360	$(139)	$413	$(717)

Net income (loss) per share:
Basic	$0.03	$(0.01)	$0.04	$(0.06)
Diluted	$0.03	$(0.01)	$0.03	$(0.06)

Weighted average common shares Outstanding:
Basic	11,255,782	11,211,760	11,222,826	11,208,308
Diluted	12,161,763	11,211,760	12,049,322	11,208,308

Information Analysis Incorporated

Balance Sheets

	As of:
	December 31,
	2020	2019
(in thousands, except per share data)	(unaudited)	(audited)

ASSETS:
Current assets
Cash and cash equivalents	$1,858	$1.039
Accounts receivable	1,442	669
Prepaid expenses and other current assets	143	500
Total current assets	3,443	2.208

Contract assets	211	-
Property and equipment, net	62	10
Right-of-use operating lease asset	51	150
Other assets	6	6
Total assets	$3,773	$2.374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$104	$216
Contract liabilities	947	464
Accrued payroll and related liabilities	375	220
Commissions payable	182	108
Other accrued liabilities	57	54
Operating lease liability current portion	45	104
Total current liabilities	1,710	1,166

Note payable	450	-
Operating lease liability non-current portion	-	46

Total liabilities	2,160	1,212

Stockholders’ equity
Common stock, $0.01 par value, 30,000,000 shares authorized, 12,904,376 and 12,854,376 shares issued, 11,261,760 and 11,211,760 shares outstanding as of December 31, 2020, and 2019, respectively	129	128
Additional paid-in capital	14,720	14,683
Accumulated deficit	(12,306)	(12,719)
Treasury stock, 1,642,616 shares at cost at December 31, 2020 and 2019	(930)	(930)
Total stockholders’ equity	1,613	1,162

Total liabilities and stockholders’ equity	$3,773	$2,374